Exhibit 99.2

Wako Signs Agreement to Acquire Asean Australia: Deal Expected to Add $22.5 Million to Top Line

CHICAGO, Oct. 18 /PRNewswire-FirstCall/ -- Wako Logistics Group, Inc. ("WLG") (OTC Bulletin Board: WKOL) today announced it has signed a definitive agreement to acquire all of the outstanding common stock of Asean Cargo Services Pty Ltd ("Asean") in exchange for shares of WLG's common stock.

Christopher Wood, WLG's CEO, stated, "Asean Cargo Services has been our Australian partner for many years during which time we have developed a significant amount of business between our respective companies. We believe that it makes eminent sense to bring Asean under the WLG umbrella in order to enhance our existing business and to provide our customers with supply chain management solutions all under one roof. We also believe that Asean will make an important contribution to the profitability of WLG in 2006."

Paul Pomroy, Chief Executive Officer of Asean, stated, "The overall competitive advantage in logistics is service and a strong global network. Within the WLG network, we will be able to offer our customers a greater service capability and give our staff the opportunities that come with being part of a global business. Our strength has been that we have partnered with our clients and companies such as WLG over many years. Wako and Asean are natural fits and integrating our services will not only benefit our customers but will improve our prospects for increased growth and profitability."

Asean Cargo Services based in Sydney, Australia and privately held since starting business in May 1984 provides a full range of logistics and freight forwarding services to a diverse customer base. The Company maintains offices in Melbourne and representative offices in all of the mainland states in Australia. As part of Asean's commitment to delivering a full range of logistics services to its customers, the Company provides computerized state- of-the-art distribution services through its warehousing centers that allow customers to store, unpack, and re-pack their goods. In addition, these facilities using the Company's logistics software permits the sorting, scanning and bar-coding of goods prior to redistribution. Additional information on Asean Cargo Services is available at http://www.asean.com.au . For its year ended June 30, 2005, Asean expects to report gross revenues of approximately $22.5 million.

About Wako Logistics Group

Wako Logistics Group is a non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, Wako has established itself as a leading provider of traditional freight forwarding and freight management services in Asia, Australia and North America. Additional information is available at http://www.wakogroup.com/.

Forward-looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.